Registration No. ___________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUPPORTSAVE SOLUTIONS, INC.
(Name of small business issuer in its charter)

Nevada	7389	Applied For
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

SUPPORTSAVE SOLUTIONS, INC.	THE CORPORATION TRUST COMPANY OF NEVADA
2820 W. Maple Road, Suite 341	6100 Neil Road, Suite 500
Troy, Michigan 48084	Reno, Nevada 89015
(248) 430-4300	(775) 322-0626
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [ X ]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

	Amount To Be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share	Offering Price	Fee [1]
Common Stock by Selling Shareholders	1,307,603	$0.10	$130,761	$4.02

Total	1,307,603	$0.10	$130,761	$4.02

[1]Estimated for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

SUPPORTSAVE SOLUTIONS, INC.
1,307,603 Shares of Common Stock

We are registering for sale by selling shareholders, 1,307,603 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are not traded anywhere.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our business

We were incorporated in the State of Nevada on May 2, 2007. We will engage in the business of supplying offshore business process outsourcing services from a center in the Philippines.

Our administrative office is located at 2820 W. Maple Road, Suite 341, Troy, Michigan 48084, and our telephone number is (248) 430-4300 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89015. Our fiscal year end is May 31. Our mailing address is 2820 W. Maple Road, Suite 341, Troy, Michigan 48084.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	1,307,603 shares of common stock
Offering price per share	$0.10
Net proceeds to us	None
Number of shares outstanding before the offering	11,307,603
Number of shares outstanding after the offering if all of the shares are sold	11,307,603

Selected financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of
May 31, 2007
(Audited)
Balance Sheet
Total Assets	$149,742
Total Liabilities	$17,900
Stockholders Equity (Deficit)	$131,952

From Inception
through
May 31, 2007
(Audited)
Income Statement
Revenue	$0
Total Expenses	$21,585
Net Loss	$(21,585)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with Supportsave Solutions, Inc.:

1. Our auditor has issued a going concern opinion. That means there is substantial doubt that we can continue as an ongoing business during the next twelve months.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months.

2. We lack an operating history and expect to have losses in the future. As a result, we may have to suspend or cease operations.

We were incorporated on May 2, 2007, and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. We expect losses in the future. To achieve and maintain profitability and positive cash flow we are dependent upon:

*	our ability to locate potential clients
*	selling our services
*	our ability to generate revenues

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the starting up our business and ongoing variable operating expenses.

3. Because we are small and do not have much capital, we must limit our operations.

Because we are small and do not have much capital, we must limit our operations.

4. We believe that our revenues will be highly dependent on a few industries and any decrease in demand for outsourced services in these industries would likely reduce our revenues and seriously harm our business.

We believe our major clients will be concentrated in the travel and hospitality, financial services, technology, telecommunications and consumer products industries. Increased competition, consolidation, a downturn, or a reversal of the trend toward outsourcing in any of these industries, would likely result in a decrease in the demand for our services or the cancellation or non-renewal of contracts. In addition, we believe we will be dependent in large part on the projected growth of these industries, which may not materialize. These industries have been cyclical and vulnerable to significant downturns in the past, and adverse developments in these industries could unfavorably affect our business.

5. We believe that our operating results may fluctuate significantly.

We believe our revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter and from year to year. In particular, demand for the services or products of our major clients in the travel and hospitality industry typically drop in the fourth quarter as compared to other periods, and therefore the need for our services will be reduced as well.

6. A reversal of industry trends toward offshore outsourcing due to negative public reaction in the United States would harm our ability to compete effectively with competitors that operate facilities located in the United States.

We believe that our revenues and growth will depend in large part on U.S. industry trends towards outsourcing customer management and other business processes offshore. The trend to outsource business processes may not continue and could reverse. There has been recent publicity about the negative experience of certain companies that use offshore outsourcing, particularly in India. Our prospective clients may elect to perform services themselves or may be discouraged from transferring services to offshore providers to avoid any negative perception that may be associated with using an offshore provider. Our risk is compounded by the fact that the majority of services we provide involve interaction with the general public, which may be more sensitive to negative public reaction to offshore outsourcing. Any slowdown or reversal of existing industry trends would harm our ability to compete effectively with competitors who operate out of facilities located in the United States.

7. We intend to serve markets that are highly competitive, and increased competition, our inability to compete successfully against current or future competitors, pricing pressures or loss of market share could result in increased costs and reduced operating margins.

We will face significant competition from our clients' and our potential clients' in-house customer service groups and growing competition from other companies, including those in the United States, the Philippines, India and elsewhere. We expect this competition to increase. New competitors may include entrants from the communications, software and data networking industries or entrants from other geographic locations with lower costs than those in which we operate. These companies also may have greater financial, personnel and other resources, longer operating histories, more recognizable brand names and more established client relationships. Many of these companies will compete with us primarily on price and are often able to offer lower costs to potential clients.

8. Our contracts will provide for termination by our clients on short notice and in many cases without penalty. We also will not have exclusive arrangements with our clients or a minimum revenue commitment from our clients, which creates uncertainty about the volume of services we will provide and the amount of revenues we will generate from any of our clients.

We believe that our potential clients will terminate their relationship with us or significantly reduce their demand for our services due to a variety of factors, including factors that are unpredictable and outside of our control. In addition, in many cases, we are not the exclusive provider of outsourcing services to our clients. The services we provide to a client could be reduced for a variety of reasons, including our client's decision to move more customer management functions in-house, or to an affiliated outsourcing provider or one of our competitors, changing economic factors, internal financial challenges or political or public relations reasons. Any significant reduction in client demand for our service would harm our business, negatively affect operating results.

9. We believe that we will often encounter a long sales and implementation cycle requiring significant resource commitments by our clients, which they may be unwilling or unable to make.

We believe that the sales and implementation of our customer management services will involve significant resource commitments by us and our clients. We anticipate expending substantial time and money addressing potential clients' service and operational questions and assessing the feasibility of integrating our systems and processes with theirs. Decisions relating to outsourcing business processes generally involve the evaluation of the service by our clients' senior management and a significant number of client personnel in various functional areas, each having specific and often conflicting requirements. We may expend significant resources, including funds and management time, during the sales cycle. Ultimately, the client may not engage our services or may cancel services before we have recovered the resources expended during the sales and implementation cycle, which may range from six to twelve months or longer. Unsuccessful or delayed sales and implementations may negatively impact our revenues and margins.

10. We may experience significant employee turnover rates and we may be unable to hire and retain enough sufficiently trained employees to support our operations, which could harm our business.

The business process outsourcing industry is very labor intensive and our success depends on our ability to attract, hire and retain qualified employees. We will focus in particular on recruiting college-educated personnel and compete for candidates with companies in our industry and in other industries. As the BPO industry expands in the Philippines, this competition is increasing. Our growth will require that we continually hire and train new personnel. The BPO industry, including the customer management services industry, has traditionally experienced high employee turnover. A significant increase in the turnover rate among our employees would increase our recruiting and training costs and decrease operating efficiency and productivity, and could lead to a decline in demand for our services. If this were to occur, we would be unable to service our clients effectively and this would reduce our ability to continue our growth and operate profitably.

11. Christopher Johns, our president, is critically important to our success and his loss will negatively affect our operations.

The loss of the services of Christopher Johns, our president impair our ability to continue to manage and expand our business. We do not have key man insurance.

12. Our proposed Philippine facilities will be at risk of damage by earthquake, typhoons, tsunamis and other natural disasters.

We will be dependent on facilities in the Philippines to provide service and support to our clients. These facilities will be located in regions that are susceptible to earthquakes and other natural disasters, including typhoons and volcanic eruptions. These dangers increase the risk of disruption of information systems and telephone service for sustained periods. Damage or destruction that interrupts our ability to perform outsourcing services could damage our relationship with our clients and may cause us to incur substantial additional expense to provide alternative services to repair or replace damaged equipment or facilities and may subject us to penalties during such disruption. Prolonged disruption of our services as a result of natural disasters may entitle our clients to terminate their contracts with us.

13. Our operations could suffer from telecommunications or technology downtime, disruptions or increased costs.

We will be highly dependent on our computer and telecommunications equipment and software systems. In the normal course of our business, we must record and process significant amounts of data quickly and accurately to access, maintain and expand the databases we use for our services. We will also be dependent on continuous availability of voice and electronic communication with customers. If we experience interruptions of our telecommunications network with our clients, we may experience data loss or a reduction in revenues. These disruptions could be the result of natural disasters, errors by our vendors, clients, or third parties, electronic or physical attacks by persons seeking to disrupt our operations, or the operations of our vendors, clients, or others. The temporary or permanent loss of equipment or systems through casualty or operating malfunction could reduce our revenues and harm our business.

14. We could cause disruptions to our clients' business from inadequate service and be liable therefore.

Our contracts will, in some cases, contain service level and performance requirements, including requirements relating to the timing and quality of responses to customer inquiries. The quality of services that we provide will be measured by quality assurance ratings, which are based in part on the results of customer satisfaction surveys and direct monitoring of interactions between our professionals and customers. Failure to meet service requirements of a client could disrupt the client's business and result in a reduction in revenues or a claim for substantial damages against us.

15. Unauthorized disclosure of sensitive or confidential client and customer data, whether through breach of our computer systems or otherwise, could expose us to protracted and costly litigation and cause us to lose clients.

We will typically be required to collect and store sensitive data in connection with our services, including names, addresses, social security numbers, medical records, personal credit card account numbers, checking and savings account numbers and payment history records, such as account closures and returned checks. Some of our clients are subject to U.S. federal and state regulations requiring the protection of sensitive customer information, and new legislation could increase the range of possible penalties for certain entities that fail to protect such information. If any person, including any of our employees, misappropriates or mismanages sensitive data, we could be subject to liability for breaching contractual confidentiality provisions or privacy laws which could have a negative impact on our reputation and could lead our present and potential clients to choose other service providers.

16. Our clients may adopt technologies that decrease the demand for our services, which could reduce our revenues and seriously harm our business.

Our potential clients may adopt new technologies that decrease the need for live customer interactions, such as interactive voice response, web-based self-help, voice recognition software for transcription and other technologies used to automate interactions with customers. The adoption of such technologies could reduce the demand for our services, put downward pressure on our pricing, cause a reduction in our revenues and harm our business.

17. We will be subject to extensive laws and regulations that could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business.

The BPO industry has become subject to an increasing amount of federal and state regulation in the past five years. Despite our focus on inbound customer management, we are subject to regulations governing communications with consumers due to the activities we undertake on behalf of our clients to encourage customers to purchase higher value, additional or complementary products and services offered by our clients. For example, the Federal Trade Commission's Telemarketing Sales Rule, issued pursuant to the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, applies a number of limitations and restrictions on our sales activities during inbound calls as well as on our ability to make outbound calls on behalf of our clients. Similarly, the Telephone Consumer Protection Act of 1991 and regulations issued by the Federal Communications Commission restrict various telemarketing practices, including the use of automated dialing technology. Many states also have telemarketing laws that may apply to our business. A violation of such federal and state regulations could result in civil penalties or lawsuits by consumers, which in turn could have a negative impact on our reputation and could lead our present and potential clients to choose other service providers. In addition, limits on the transport of personal information across international borders such as those now in place in the European Union (and proposed elsewhere) may limit our ability to obtain customer data. Our clients' business operations are subject to certain rules and regulations in the United States, such as the Gramm-Leach-Bliley Act, the HIPAA, and the customer privacy provisions of the Communications Act. Our clients may contractually require that we perform our services in a manner that would enable them to comply with such rules and regulations. Failure to perform our services in compliance with these laws could result in breaches of contract with our clients and, in some limited circumstances, civil fines and criminal penalties for us. We will also subject to significant federal and state laws and regulations applicable to our accounts receivable management services, including the Fair Debt Collection Practices Act, which imposes significant limitations and restrictions on our debt collection practices including licensing requirements. These laws and regulations may limit our ability to recover and enforce defaulted consumer receivables regardless of any act or omission on our part. Some laws and regulations applicable to credit cards, debit cards, checks and other negotiable items may preclude us from collecting on defaulted consumer receivables we purchase or obtain through contingency placements from originators if they or others failed to comply with applicable laws in generating or servicing those receivables. Additional federal, state, local or international legislation, or changes in regulatory implementation, could further limit our activities or those of our clients in the future or significantly increase the cost of regulatory compliance. New consumer protection and privacy protection laws or regulations are likely to impose additional requirements on the enforcement of and recovery on consumer credit card or installment accounts, telephonic sales, Internet communications and other portions of our business. As a purchaser of defaulted consumer receivables, we may acquire receivables subject to legitimate defenses on the part of the consumer. New federal and state legislation may be enacted that could restrict or discourage U.S. companies from outsourcing their services to companies outside the United States. Complying with new laws and regulations could significantly increase our cost of doing business and adversely impact our financial condition.

18. Our ability to raise capital in the future, if and when needed, may be limited, and could prevent us from executing our business strategy. The sale of additional equity securities would result in further dilution to our stockholders.

If our capital resources are insufficient to satisfy our liquidity requirements for acquisitions, expansion or other purposes, we may seek to sell additional equity or debt securities or obtain other debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Bank debt or debt securities would result in increased expenses and could result in covenants that restrict our operations. We may be unable to secure financing in sufficient amounts or on terms acceptable to us, if at all, in which case we may not have the funds necessary to finance our ongoing capital requirements to execute our business strategy.

19. Terrorist attacks could adversely affect the economy, disrupt our operations and cause our business to suffer.

The risks of civil unrest and terrorism exists and U.S. companies in particular may experience greater risks. We are not insured against terrorism risks. Terrorist attacks have the potential to directly impact our clients and the economy by making travel more difficult, interrupting lines of communication and curtailing our ability to deliver our services to our clients. These obstacles may increase our expenses and harm our business.

Risks Related to Doing Business in the Philippines

20. We may face competition in the Philippines for our professionals, which could increase the cost of qualified employees and the amount of employee turnover.

We will be faced with competition in the Philippines for outsourcing center professionals, and we expect this competition to increase as additional outsourcing companies, and other companies with a demand for college-educated personnel, enter the market and expand their operations.. If this favorable imbalance changes due to increased competition, it could affect the availability or cost of qualified professionals, who are critical to our performance. This could increase our costs and turnover rates.

21. The Philippines periodically experiences political or economic instability, which could disrupt our operations, increase our costs and harm our business.

The Philippines continues to experience low growth in its gross domestic product, significant inflation and shortages of foreign exchange. We are exposed to the risk of rental and other cost increases due to inflation in the Philippines, which has historically been at a much higher rate than in the United States. These conditions could create political or economic instability that could harm businesses operating in the Philippines. In addition, the Philippines has and may continue to experience political instability, including strikes, demonstrations, protests, marches, guerilla activity or other types of civil disorder. These instabilities and any adverse changes in the political environment in the Philippines could increase our operational costs, increase our exposure to legal and business risks and make it more difficult for us to operate our business in the Philippines.

22. Currency fluctuations in the Philippine peso relative to the U.S. dollar has increased and could continue to increase our expenses.

All of our revenues will denominated in U.S. dollars, and a substantial portion of our costs will be incurred and paid in Philippine pesos. We are therefore exposed to the risk of an increase in the value of the Philippine peso relative to the U.S. dollar.

23. Because our directors, who are also promoters, own more than 50% of our outstanding shares, they retain control of us and are able to decide who will be directors and you may not be able to elect any directors.

Our directors control our company. As a result, they are able to elect all of our directors and control our operations.

24. Because all of our assets and our officers and our director are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or our officers and directors.

All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our officers and directors are nationals and/or residents of a country other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of the Philippines and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Philippines or other jurisdictions against us or our officers and directors predicated upon the securities laws of the United States or any state thereof.

25. Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

Risks associated with our stock:

26. Because there is no trading market for our common stock, it is unlikely you will be able to resell your stock.

There is no trading market for our common stock. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale subject to compliance with Rule 144 of the Securities Act of 1933, if available. Further, you will not be able to resell your shares under any circumstances for a period of one year from the date you acquire the shares.

27. Because our common stock is subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The price of the shares has been determined by our board of directors. We selected the $0.10 price the sale of our shares of common stock. Currently there is no market for the shares and we wanted to give our shareholders the ability to sell their shares for the price they paid us. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

There are 78 selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $30,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

Of the 11,307,603 shares of common stock outstanding as of May 31, 2007, 10,000,000 are owned by our directors and may only be resold pursuant to this registration statement or in compliance with Rule 144 of the Securities Act of 1933.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6, and 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the salesperson' s compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

Overview

We intend to provide offshore business process outsourcing, or BPO, services which we will deliver primarily to U.S.-based clients from our facilities in the Philippines. We intend to provide cost-effective, complex, value-added customer management services to clients in the travel and hospitality, financial services, technology, telecommunications and consumer products industries. We also intend to provide transcription and captioning and other BPO services in the healthcare and insurance, law enforcement, entertainment and education markets. Our Filipino employees will be familiar with U.S. consumer preferences and will be trained to understand our prospective clients' products and services and maximize the quality of every customer interaction, while generating incremental revenues for our clients by up-selling and cross-selling additional products and services.

We intend to target clients and industries that have broad customer bases with customer interaction needs.

We have no cash assets and have not generated any revenues. The information contained herein is forward looking. We are currently in the developmental stage.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause our plans to change.

Our customer management services will involve handling calls and e-mails to order goods and services, making and changing travel reservations, addressing billing questions, processing loans and warranty claims, collecting overdue consumer receivables and providing technical support.

Overview

Business process outsourcing ("BPO") involves contracting with an external organization to take primary responsibility for providing a business process or function. The BPO market includes several functionally-oriented submarkets, such as customer management, transcription and captioning, processing services, human resources, procurement, logistics support, finance and accounting, engineering, facilities management, information technology and training. Within these submarkets, we primarily participate in customer management outsourcing, which we generally define as outsourcing any customer service, sales, marketing, technical support or accounts receivable functions, and transcription and captioning.

Current Trends in Customer Management

The scope of customer management outsourcing will consist of complex and varied customer management services capable of duplicating and enhancing all of the functionality of a client's internal customer service team. The delivery platform is planned to be an advanced technology and require customized training programs tailored to each client's needs, systems and technology. Companies are now focused on optimizing their brands through improved customer management and increasing the value of their customer relationships by encouraging the purchase of higher value, additional or complementary products and services. At the same time, global competition, pricing pressures and rapid changes in technology make it increasingly difficult for companies to cost-effectively maintain the in-house personnel and infrastructure necessary to handle all of their customer management needs. We believe these trends, combined with rapidly expanding consumer use of alternative communications, such as the Internet, e-mail, fiber optic telecom and Voice over Internet Protocol, or VoIP, have allowed providers of outsourced customer management services to satisfy clients' needs in an efficient and cost-effective manner.

We believe that the majority of customer management services that could be outsourced are still performed in-house, representing a significant opportunity for us. In addition, we believe the following factors will continue to influence companies to outsource their business processes, including their customer management functions:

-	significant cost benefits;

-	best practices in leveraging learned experiences across multiple clients in an efficient and effective manner, particularly within the client' s specific industries;

-	the importance of professionally managed customer communications to retain and grow customer relationships;

-	the ability to free available resources and management to focus on developing core products and services;

-	the use of highly skilled professionals by the outsourcing industry;

-	the extensive and ongoing staff training and associated costs required for maintaining in-house technical support and customer service solutions; and

-	the ability to avoid capital requirements for the sophisticated communications technology needed to provide timely, high quality customer service.

Offshore Delivery of BPO Services

According to Gartner, an international research firm, the offshore BPO market is projected to grow from $6.4 billion to $42.9 billion from 2005 to 2009. We believe that, to attain high quality BPO services at a lower cost, many companies are moving selected front-and back-office processes to providers with offshore delivery capabilities. In recent years, fiber optic telecommunications have become widely available at affordable rates. At the same time, we believe offshore providers have become more accepted by businesses in the U.S. and continue to grow in recognition and sophistication. As a result, a large number of BPO services companies have established offshore operations or operate exclusively offshore. Potential clients, in requests for proposals, frequently require significant detail about offshore delivery capabilities.

India currently accounts for the largest share of the offshore BPO market; however, the offshore industry is expanding beyond India to countries such as the Philippines, Costa Rica, China and Russia. We believe the Philippines has emerged as an attractive alternative to India as a destination for offshore outsourcing services, particularly BPO services that require complex, value-added voice interactions in English.

Competitive Strengths

We believe the following competitive strengths have allowed us to successfully create a sustainable and scalable position as a leading offshore BPO services provider.

Offshore Delivery Model

The Philippines, where our operations will be located, is an attractive and growing market for offshore business process outsourcing services. As an early entrant in the Philippines, we successfully established ourselves as one of the market leaders. The Philippines, with a large pool of skilled, college-educated professionals, has the third largest English-speaking population in the world, and English is used to teach mathematics, science and health beginning in the third grade and is the primary language of instruction in college. Many Filipinos are familiar with Western business practices and have an affinity for American culture, which we believe offers a substantial advantage in interacting with U.S. consumers and processing their business transactions. In addition, the Philippines has a well-developed telecommunications and utility infrastructure and is an attractive business environment for BPO companies. For instance, we can have direct fiber optic lines to all of our outsourcing centers in the Philippines. The Philippine government has encouraged foreign investment and provided significant assistance to the BPO industry through tax holidays, changes to the country's educational curriculum and relaxation of certain regulatory restrictions. We believe our English-speaking workforce will enable us to provide consistent high quality outsourcing services at costs generally comparable to other offshore locations and substantially lower than those in the United States.

Deep Industry Expertise with a Focus on Developing Collaborative Client Relationships

Our industry-focused sales and client structure will allow our staff to focus on specific industries, and acquire a thorough understanding of our clients' business issues and customer needs. As a result, we plan to develop substantial expertise in the key industries where we do business, which require complex customer management services. We believe that by collaborating with our clients on training programs and integrating our processes, IT and reporting systems, we will develop long-term strategic relationships.

Sales and Service Delivery Effort Focused on Every Step of the Customer Interaction

We intend to focus on providing cost-effective solutions that maximize the quality of every customer interaction and generate incremental revenues for our clients by up-selling and cross-selling additional products and services. In addition, we intend to focus on customer retention for our clients. Through emphasis on customer satisfaction and incremental revenue generation, we intend to promote the sale of our clients' products and services, strengthen their relationships with their customers and increase the likelihood of repeat sales.

Attractive Employment Culture

We intend to establish a corporate culture that enables us to attract and retain talented professionals. We will develop an extensive recruiting network to attract high quality talent, primarily from universities, throughout the Philippines. We also intend to offer a broad range of programs for enhancing employee retention and encouraging career development, including creating rewards and recognition for performance, stressing professional development through continuing education, offering attractive compensation and comprehensive benefits packages and encouraging open communication between employees and management.

Services
Customer Management Services

We intend to offer a wide range of customer management services to our clients. We plan to create a consulting services group dedicated to designing and customizing services for each client. Our consulting services group will collaborate with each client to ensure their solution is both successfully deployed and specific to their business needs and requirements. We intend to partner with each client to design, deploy and maintain efficient, integrated services between our technology infrastructure and our clients' systems. We intend to address our clients' service strategies, anticipated volume and service levels, reporting and analytical requirements, networking and security, back-end system integration, and training and staffing needs.

Our fee arrangements will generally customized for each client on a case-by-case basis and depend on a variety of factors, including the types and complexity of services we render for the client, service level requirements, the number of personnel assigned to provide the services, the complexity of training our personnel to provide the services and the information technology and telecommunications requirements necessary to render the services. Our customer management fees will generally consist of time-delineated or session-based fees, including hourly or per-minute charges and charges per interaction, and implementation fees, including charges for installing and integrating new clients into our telecommunications, information technology and client reporting structure.

We intend to provide the following types of customer management services through multiple integrated communications channels:

-

Customer service. Our customer service support services will be initiated by inbound calls and e-mail from our clients' customers and address a wide range of questions regarding their account billing, changes in services, reservation changes, delivery updates on goods or services, complaint and issue resolution and general product or service inquiries.

-

Inbound sales. We intend to handle inbound calls from customers purchasing products and services from our clients, including travel reservations, telecommunications services, Internet services and consumer products and services. Our staff will be trained to identify opportunities to sell other products and services offered by our clients. We believe for some clients, an important aspect of our sales activity includes seeking to retain customers who are at risk for cancellation or defection.

-

Technical support. Our technical support services will include handling troubleshooting calls, responding to software and hardware problems, providing support for Internet service problems, managing corporate help desks and providing warranty or post-warranty support.

-

Direct response sales services. Our direct response services will be designed to involve handling inbound telephone orders or inquiries for clients in the direct marketing industry, including those calls received in response to print advertisements, infomercials and other electronic media. Our staff will answer questions and process orders for the purchase of our clients' products or services and identify opportunities to sell other products and services.

-

Accounts Receivable Management Services. We plan to provide services to collect consumer receivables in the financial services, telecommunications and utilities industries. We intend to manage receivables that have already been written off by the creditor and also manage receivables that are past due but have not yet been written off by our clients.

Our reporting and analytical system will play an important role in the customer management services we provide. Our system will capture and analyze data received through multiple communications channels and generates client-specific interaction reports on an hourly, daily, weekly and monthly basis. These reports will be accessible to our clients through our web-based and secure reporting portal that offers our clients access to data generated through customer management interactions and allows them to analyze the customer interaction database, which includes all e-mail and live web chat transcripts for feedback on the types of questions raised by customers. The system will also provide historical trend information to help clients monitor the volume and effectiveness of our interactions with their customers, including revenue generation.

Other BPO Services

We also intend to provide a broad range of additional BPO services, including credit application processing, mortgage processing, title searches and data verification, which consists of verifying an individual's credit, employment, identity or other borrower information. Additionally, we intend to conduct product and fraud detection, manage refunds, warranties and applications, and conduct preparations for serving legal papers. These services will also offered during the Philippine daytime (U.S. nighttime), which allows us to leverage an existing base of skilled professionals and infrastructure and should allow us to improve our return on invested capital.

Clients

We intend to provide customer management services to companies in a variety of industries, and we intend to on developing long-term strategic outsourcing relationships with clients in these industries because of the volume of customer interactions, complexity of services, anticipated growth of their market segments and increasing need for high quality and cost-effective customer management services. We believe our clients benefit from our customer management experience, industry expertise, technical infrastructure and trained professionals. By outsourcing their customer management to us, our clients entrust us with an important aspect of their business, and can focus on their core competency.

Delivery Platform

We intend to develop and deploy a customized information technology infrastructure to efficiently and securely deliver our services. Our redundant systems reduce the risk of data loss and transmission failure and allow us to quickly scale to meet increased demand. Key components of our infrastructure include the following.

-

Architecture. Our data center will be located in the Philippines will be designed to facilitate rapid expansion and consistency in delivering services. This allows us to quickly and efficiently handle additional volume and services for our new and existing clients and to expand our outsourcing network.

-

Robust data security. We intend to use several layers of information security protection, including applications and devices designed to prevent unauthorized access to data residing in our systems and aggressive monitoring of audit trails at application and network layers. All outside connections to our network will pass through a sophisticated security system that is supported by multiple firewalls. Data access to client systems will also be protected by security measures. We intend to constantly monitor the network for attacks by potential hackers. As required by our clients, we apply best practices to prevent our professionals from copying or transmitting customer data.

-

Dedicated telecommunications network. We will design and deploy a dedicated telecommunications system which enables us to securely route multi-channel communications between the United States and the Philippines. Our system will be designed to transit communications traffic with minimal latency and high quality over a private network leased from major telecommunications providers. Our lease agreements with these providers will generally provide for annual terms and fixed fees based on the levels of capacity dedicated to our usage.

-

Integrated customer communications channels. We intend to provide customer management services through multiple communications channels, including inbound telephone calls, e-mail and webchats. Our customer staff will be trained to offer services through each of these communications channels. Our customer interaction systems will also be integrated with our workforce management system, which is used to manage optimal staffing and service levels. These systems are all linked to a proprietary reporting system that is updated hourly for all interactions occurring in our outsourcing centers. This provides our clients with a single view of all interactions between our staff and customers.

-

24/7 client helpdesk. We intend to provide a helpdesk staffed 24/7, which offers our clients complete coverage in the event of any system issues. We will establish standardized procedures to identify, track, categorize and prioritize inquiries by order of importance to our clients. We also intend to operate an information technology calling tree which allows us to escalate issues up the personnel chain of command as the situation warrants.

-

Quality assurance. We intend to use quality management software to monitor service level compliance and randomly sample customer interactions. The system is configured for voice, data and computer screen capture to record the total customer experience and provide live monitoring and playback via a web browser from any location.

Sales and Marketing

We intend to market our services through our independent resellers and affiliates, as well as directly though direct company marketing activities.

Sales and Marketing Support

Our sales and marketing support group will be responsible for increasing the awareness of our services in the marketplace and generating meetings with prospective clients through leads, sales calls, membership in industry associations, web-based marketing, public relations activity, attendance at trade shows and participation in industry conferences and events.

Employees

Currently we have three employees which are comprised of our officers and directors. We have no other employees.

Hiring and Recruiting

We recognize that our staff will be critical to the success of our business as a majority of our support and service efforts involve direct interaction with customers. We believe the tenure and productivity of our staff will be directly related. Attracting, hiring, training and retaining our staff are major areas of focus. We intend to pay our professionals competitive wages.

Competition

We will encounter aggressive competition in all areas of our business activities. We believe that the principal competitive factors in our business include the ability to:

-	provide high quality professionals with strong customer interaction skills, including English language fluency with minimal accents;

-	offer cost-effective pricing of services;

-	deliver value-added and reliable solutions to clients;

-	provide industry specific knowledge and expertise;

-	generate revenues for clients;

-	secure our client's confidential data; and

-	provide a technology platform that offers a seamless customer experience.

We believe that we can compete effectively on all of these factors. In providing outsourcing services to U.S.-based clients, we believe the location from which services are performed is also a competitive factor. U.S. companies may use domestic providers of outsourcing services or keep additional work in-house, despite the additional cost savings available through offshore providers of these services.

The global BPO services companies with whom we compete include both offshore and U.S.-based companies. These offshore companies may be based in locations such as India, the Philippines, South America, China, Latin America, the Caribbean, Africa or Eastern Europe. We intend to position ourselves as a Philippine-based outsourcing provider, with high quality service offerings and a college-educated workforce attuned to U.S. culture, and with an emphasis on lower cost structure and revenue generation for our clients.

In customer management services, our principal competitors will include publicly traded U.S. companies IBM Global Services, PeopleSupport, Inc., Sykes Enterprises, Convergys Corporation, West Corp., WNS Global Services, Accenture, ExlService Holdings, Inc. and TeleTech Holdings. Privately held competitors include eTelecare International, ClientLogic, Qualfone and Innodata.. In addition to our direct competitors, many companies choose to perform some or all of their customer service, technical support, collections and back-office processes internally. Their employees provide these services as part of their regular business operations. Some companies have moved portions of their in-house customer management functions offshore, including to offshore affiliates. We believe our key advantage over in-house business processes is that we will give companies the opportunity to focus on their core products and services while we focus on the specialized function of managing their customer relationships, transcriptions and captioning and additional back-office services.

Regulation

Federal, state and international laws and regulations impose a number of requirements and restrictions on our business. For example, our accounts receivable management services are subject to the Fair Debt Collection Practices Act, which imposes numerous restrictions and obligations on our debt collection practice. Additionally, many states require a debt collector to apply for, be granted and maintain a license to engage in debt collection activities within the state. There are state and federal consumer protection laws that apply to our customer management services business, such as laws limiting telephonic sales or mandating special disclosures, and laws that apply to information that may be captured, used, shared and/or retained when sales are made and/or collections are attempted. State and federal laws also impose limits on credit account interest rates and fees, and their disclosure, as well as the time frame in which judicial actions may be initiated to enforce the collection of consumer accounts. There are numerous other federal, state, local and even international laws and regulations related to, among other things, privacy, identity theft, telephonic and electronic communications, sharing and use of consumer information that apply to our business and to our employees' interactions and communications with others. For example, the Federal Trade Commission's Telemarketing Sales Rule applies a number of limitations and restrictions on our ability to make outbound calls on behalf of our clients and our ability to encourage customers to purchase higher value products and services on inbound calls. Similarly, the Telephone Consumer Protection Act of 1991, which among other things governs the use of certain automated calling technologies, applies to calls to customers. Many states also have telemarketing laws that may apply to our business, even if the call originates from outside the state. Additionally, some of the laws directed toward credit originators, such as the Truth in Lending Act and the Fair Credit Billing Act, can affect our operations because our receivables were originated through credit transactions. These laws, among others, may give consumers a legal cause of action against us or may limit our ability to recover amounts owed with respect to the receivables.

Federal and state regulators are empowered to examine and take enforcement actions for violations of these laws and regulations or for practices, policies or procedures they deem non-compliant, unfair, unsafe or unsound. Moreover, lawsuits may be brought by appropriate regulatory agencies, attorneys general and private parties for non-compliance with these laws and regulations. Accordingly, a failure to comply with the laws and regulations applicable to our business could have a material adverse effect on us.

New consumer protection and privacy protection laws or regulations are likely to impose additional requirements on the enforcement of and recovery on consumer credit card or installment accounts, telephonic sales, Internet communications and other portions of our business. We cannot ensure that some of the receivables were not established as a result of identity theft or unauthorized use of credit and, accordingly, we will not be able to recover the amount of these and other defaulted consumer receivables. As a purchaser of defaulted consumer receivables, we may acquire receivables subject to legitimate defenses on the part of the consumer. In general, our account purchase contracts allow us to return to the debt seller certain defaulted consumer receivables that may not be collectible, due to these and other circumstances. Upon return, the debt sellers are required to replace the receivables with similar receivables or repurchase the receivables. These provisions limit, to some extent, our potential losses on such accounts.

Offices

Our principal executive offices are located at 2820 W. Maple Rd. Suite 241, Troy, Michigan 48084. Our mailing address is the same. Our telephone number is (248) 430-4300. Jon Cerrito, a friend of our president, Christopher Johns allows us to use approximately 144 square feet of space at this commercial office space for our operations. Jon Cerrito does not charge us for the use of the space.

We intend to lease additional office space in the Philippines in the next 60 to 90 days.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this registration statement. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up stage corporation and have not started operations or generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we initiate operations.

To meet our need for cash we raised money from a private placement. We raised enough money to begin operations, but we cannot guarantee that once we begin operations we will stay in business after operations have commenced. If we are unable to attract enough clients to utilize our services, we may quickly use up the proceeds from our private placement and will need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash.

If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. We raised $130,760.50 in our private placement and believe the proceeds will allow us to operate for at least one year.

Plan of Operation

We have enough cash to satisfy our cash requirements during the next 12 months. We will not be conducting any product research or development.

Our specific goal is to profitably sell our services on our Internet website to customers. We intend to accomplish the foregoing through the following milestones:

1.

Establish our office and acquire the equipment we need to begin operations. Establishing our offices will take 30 days. We believe that it will cost $25,000 to establish our office. We do not intend to hire employees. Our officers and directors will handle our administrative duties.

2.	After our office is established, which we said should be 30 days, we intend to promote our services and hire employees as needed.

3.

As soon as we are operational, which as we have said will be approximately 90 days from setting up our office, we will begin to market our services in the United States through our website (www.SupportSave.com) and through traditional sources such as trade magazines, conventions and conferences, newspaper advertising, billboards, telephone directories and flyers / mailers. We also intend to attend trade shows and conferences. We intend to target businesses in need of our services.

In summary, we should be in full operational in the next 60 to 90 days.

If we are unable to negotiate suitable terms with service providers to enable us to represent their companies, or if we are unable to attract clients to use our services, we may have to suspend or cease operations.

If we cannot generate sufficient revenues to continue operations, we will suspend or cease operations. If we cease operations, we do not know what we will do and we do not have any plans to do anything else.

Limited operating history; need for additional capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are in start-up stage operations and have not generated any revenues. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we have to attract clients, sell our services and generate revenues.

Results of Operations
From Inception on May 2, 2007

Since inception, we obtained a loan from our directors to cover our start up expenses and initiate operations. The amount of the loan was $14,900.

Liquidity and Capital Resources

As of the date of this memorandum, we have yet to initiate operations or generate any revenues from our business operations.

We issued 10,000,000 shares of common stock on May 2, 2007 in consideration of $100 and we issued 1,307,603 shares of common stock in May and June, 2007 in consideration of $130,760.30

As of May 31, 2007, our total assets were $132,190 and out total liabilities were $22,900. On May 31, 2007, we had cash of $122,675.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)

Christopher Johns #1 JL Compound White Hills, Cebu Philippines	30	president, principal executive officer, and a member of the board of directors

Aina Mae Dumlao-Johns #1 JL Compound White Hills, Cebu Philippines	22	secretary and a member of the board of directors

Marie Sycon Tagoc CASALS Building Apartment no. 1 Pagsabungan Mandaue City, Cebu Philippines	36	treasurer, principal financial officer, principal accounting officer

Christopher Johns

Since May 2, 2007, Christopher Johns have been our President and Chief Executive Officer. From November 2004 to present Mr. Johns was involved in sales and management of SupportSave Management Solutions, a business owned by his wife, Aina Mae Dumlao-Johns. Support Save Management Solutions is engaged in the same line of business. From January 2003 to November 2004, Mr. Johns managed CallOnThe.Net and CheapTalk Phone cards which operated from Malaysia and Thailand and focused on sales of telecommunications services in developing markets in Asia, Africa and the Middle East. From early 2001 to January 2003, Mr. Johns managed an E-Commerce website from Venezuela that focused on the sales of "As Seen On TV" fitness products to the worldwide market.

Aina Mae Dumlao-Johns

Since May 2, 2007, Aina Mae Dumlao-Johns has been our secretary and a member of the board of directors. Since November 2004, Ms. Dumlao-Johns has been owner of Support Save Management Solutions, a business located in the Philippines.  Support Save Management Solutions is engaged in the same business we are engaged in. From June 2001 to May 2005, Ms. Dumlao-Johns was a student at the University of the Philippines, Diliman.

Marie Sycon Tagoc

Since May 2, 2007, Marie Sycon Tagoc has been our treasurer, principal financial officer, and principal accounting officer.  From May 2004 until June 2007 of this year, Ms. Tagoc was employed by the Municipality of Pintuyan as an elected local official located in Southern Leyte.  Ms. Tagoc's duties included formulating laws and ordinances for the legislative body of the said municipality. She is also the chairman of the Committee on Tourism and Ecology and is the person behind the creation of the Tourism Ordinance of the said municipality.  From October 2003 to May 2004, Ms. Tagoc was doing freelancing book keeping and audit to different entities in Southern Leyte engaged in the business of cooperatives and other mid size businesses. From January 2006 to February 2007, Ms. Tagoc was the accounting supervisor with VCExchange.  VCExchange is located in Nivel Hills , Lahug Cebu City  and is engaged in the business of a 24/7 on line gaming.  From January 2000 to October 2003, Ms. Tagoc as employed by Plan International located in Sogod, Southern Leyte as Project Coordinator.

Conflicts of Interest

There are no conflicts of interest with respect to our officers, directors, and key employees.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers from inception on May 2, 2007 through May 31, 2007.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
						Non-	Nonqual-
						Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	($)	($)	($)	($)

Christopher Johns	2007	0	0	0	0	0	0	0	0
President	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

Aina Mae Dumlao-Johns	2007	0	0	0	0	0	0	0	0
Secretary	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

Marie Sycon Tagoc	2007	0	0	0	0	0	0	0	0
Treasurer	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

The following table sets forth information with respect to compensation paid by us to our directors during the last completed fiscal year. Our fiscal year end is May 31.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Christopher Johns	0	0	0	0	0	0	0
Aina Mae Dumlao-Johns	0	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

We have no plans to pay any salaries to anyone until mineralized material is discovered and we begin selling the same.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The stockholders listed below have direct ownership of her shares and possess sole voting and dispositive power with respect to the shares.

	Number of
Name and Address	Shares	Percentage of
Beneficial Owner	Owned	Ownership

Christopher Johns	5,000,000	44.22%
#1 JL Compound
White Hills, Cebu
Philippines

Aina Mae Dumlao-Johns	5,000,000	44.22%
#1 JL Compound
White Hills, Cebu, Philippines

Marie Sycon Tagoc	0	0.00%
CASALS Building
Apartment #1
Pagsabungan , Mandaue City
Philippines

All officers and directors as a group
(3 individuals)	10,000,000	88.44%

Christopher Johns, Aina Mae Dumlao-Johns and Maire Sycon Tagoc are our only promoters.

Future sales by existing stockholders

10,000,000 shares of common stock were issued to two of our officers and directors. 5,000,000 restricted shares of common stock were issued to Christopher Johns our president and 5,000,000 shares of common stock were issued to Aina Mae Dumlao-Johns, our secretary in consideration of $100.00. The foregoing 10,000,000 shares of common stock are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be only sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Further, 1,307,603 shares were issued to 78 investors in our private placement. The Shares purchased in the private placement are a restricted security and may only be resold pursuant to an effective registration statement filed with the United States Securities and Exchange Commission (the "SEC") and declared effective by the SEC or pursuant to an exemption from registration. We are under no duty to register the shares of common stock sold to you or find an exemption by which you can sell your shares.

There is no trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There are 80 holders of record for our common stock. The record holders are two of our officers and directors who collectively own 10,000,000 restricted shares of our common stock and 78 other investors who own 1,307,603 shares of common stock. The 1,307,603 shares are being registered for resale herein.

Securities authorized for issuance under equity compensation plans.

We have no equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Name of Stockholders	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the shares are sold in the offering
Alazas, Emerald	1,000	0.01%	1,000	0.00%
Alday, Augustos Bienvinido	1,000	0.01%	1,000	0.00%
Andrade, Manuel	15,000	0.13%	15,000	0.00%
Bader, Thomas	2,555	0.02%	2,555	0.00%
Balon, Victor Paulo	1,000	0.01%	1,000	0.00%
Bilayou, Tom	1,000	0.01%	1,000	0.00%
Blanes, Fritz	1,000	0.01%	1,000	0.00%
Brister, Laura	1,200	0.01%	1,200	0.00%
Bustamante, Dante	1,000	0.01%	1,000	0.00%
Cababahay, Leah Marie	1,000	0.01%	1,000	0.00%
Cabellon, Anelen	1,000	0.01%	1,000	0.00%
Caingles, Ma. Berzhi	1,000	0.01%	1,000	0.00%
Calvaho, Carlos	199,300	1.76%	199,300	0.00%
Campos, Mary Ann	1,000	0.01%	1,000	0.00%
Canete, Eddil	1,000	0.01%	1,000	0.00%
Cerrito, Jon S.	10,000	0.09%	10,000	0.00%
Chiong, Gennet	1,000	0.01%	1,000	0.00%
Cristoria,Rezeilyn	1,000	0.01%	1,000	0.00%
Dabatos, Joshua	1,000	0.01%	1,000	0.00%
Del Socorro, Noel	1,000	0.01%	1,000	0.00%
Dumlao, Eufrosina	9,950	0.09%	9,950	0.00%
Emnace, Leonel	1,000	0.01%	1,000	0.00%
Escame, Ma. Katrina	1,000	0.01%	1,000	0.00%
Esmeralda, Denmark	1,000	0.01%	1,000	0.00%
Fitzpatrick, Gary	20,000	0.18%	20,000	0.00%

Foot, David	9,750	0.09%	9,750	0.00%
Gastones, Georgie	1,000	0.01%	1,000	0.00%
Godinho, Nunu	38,515	0.34%	38,515	0.00%
Hormann, Stefan	299,800	2.65%	299,800	0.00%
Hunt, George	10,000	0.09%	10,000	0.00%
Hyung, Hyung nam	12,470	0.11%	12,470	0.00%
Jabines, Marian Rose	1,000	0.01%	1,000	0.00%
Jabinez, Jonalyn	1,000	0.01%	1,000	0.00%
King, Trajan	1,000	0.01%	1,000	0.00%
Laiche, Richard	8,000	0.07%	8,000	0.00%
Lake, James	700	0.01%	700	0.00%
Laxina, Gilbert	1,000	0.01%	1,000	0.00%
Layam, Jake Lourell	1,000	0.01%	1,000	0.00%
Lebre, Albano	38,485	0.34%	38,485	0.00%
Lo, Marjolyn	1,000	0.01%	1,000	0.00%
Lumayag, Ginelee Marie	1,000	0.01%	1,000	0.00%
Mendiola, Tristan	1,000	0.01%	1,000	0.00%
Merenda, Olivier	101,000	0.89%	101,000	0.00%
Miro, Edmund	1,000	0.01%	1,000	0.00%
Montehermoso, Reuben	1,000	0.01%	1,000	0.00%
Napolitano, Nadine	3,000	0.03%	3,000	0.00%
Osborne, Mike	1,000	0.01%	1,000	0.00%
Ouni, Zied	2,500	0.02%	2,500	0.00%
Paradiang, Deo Carlo	1,000	0.01%	1,000	0.00%
Posadas, Angelo	1,000	0.01%	1,000	0.00%
Redillas, Lyndi	1,000	0.01%	1,000	0.00%
Remedio, Xavier Allan	1,000	0.01%	1,000	0.00%
Rodriguez, Cecille	1,000	0.01%	1,000	0.00%
Rosaroso, Olivia	1,000	0.01%	1,000	0.00%
Rosenthal, Samuel	105,000	0.93%	105,000	0.00%
Rousan, Yassir	10,000	0.09%	10,000	0.00%
Salwani, Sunil	159,563	1.41%	159,563	0.00%
Sarona , Rogelie	1,000	0.01%	1,000	0.00%
Saycon, Rigette Ric	1,000	0.01%	1,000	0.00%
Saycon, Richard Ryan	1,000	0.01%	1,000	0.00%
Sebring, Bryan	5,000	0.04%	5,000	0.00%
Sering, Michael	1,000	0.01%	1,000	0.00%
Silvestrece, Sindy Syleste	1,000	0.01%	1,000	0.00%
Smith, Charlene	10,000	0.09%	10,000	0.00%
Sova, Matthew	100,000	0.88%	100,000	0.00%
Sy, Christine	1,000	0.01%	1,000	0.00%
Tagoc, Marie	1,000	0.01%	1,000	0.00%
Teamlend Financial, Inc. [1]	10,000	0.09%	10,000	0.00%
Thorpe, Holland	2,000	0.02%	2,000	0.00%
Tudtud, Rio Josef	1,000	0.01%	1,000	0.00%
Uy, Richard	1,000	0.01%	1,000	0.00%
Van Erp, Stephan	25,815	0.23%	25,815	0.00%

Vencilao, Vince	1,000	0.01%	1,000	0.00%
Viacrusis,Lani	1,000	0.01%	1,000	0.00%
Waikasas, James	40,000	0.35%	40,000	0.00%
White, Beatrice	1,000	0.01%	1,000	0.00%
Witman, Timothy	5,000	0.04%	5,000	0.00%
Witman. Filippa	5,000	0.04%	5,000	0.00%
	1,307,603	11.56%	1,307,603	0.00%

[1] Kelly Grey exercises share voting and/or dispositive powers with respect to Teamlend Financial, Inc.

None of the selling shareholders has, or has had within the past three years, any position, office, or other material relationship with us or any of our predecessors or affiliates.

None of the selling shareholders is a broker-dealer or an affiliate of a broker dealer.

We issued 977,903 shares of common stock as restricted securities pursuant to Reg. S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons. We also issued 329,700 shares of common stock pursuant to the exemption from registration contained in Reg. 506 of the Securities Act of 1933.

The following is a summary of the issuances of all shares:

a)

In May 2007, we issued 10,000,000 shares of common stock to Christopher S. Johns and his wife, Aina Mae Dumlao-Johns our directors in consideration of $0.00001 per share or a total of $100. The shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

b)

In May 2007, we issued 1,307,603 shares of common stock to seventy-eight individuals in consideration of $0.10 per share or a total of $130,760.30. The 1,307,603 shares so issued are being registered in this offering.

Future Sales of Shares

A total of 11,307,603 shares of common stock are issued and outstanding. Of the 11,307,603 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. 1,307,603 are being offered for sale by the selling shareholders in this offering.

Shares purchased in this offering, which will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this private placement, when issued, be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares not be able to elect any of our directors. Two of our directors own 88.44% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend be at the discretion of our board of directors and depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred stock

We are authorized to issue 100,000,000 shares of preferred, $0.00001 par value of per share. The terms of the preferred shares is at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Stock transfer agent

We intend to hire Pacific Stock Transfer Company, 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119, telephone 702-361-3033 as our stock transfer agent.

General

There are no other securities authorized in our articles of incorporation.

CERTAIN TRANSACTIONS

On May 2, 2007, we issued 5,000,000 restricted shares of common stock to Christopher Johns our president and 5,000,000 shares of common stock to Aina Mae Dumlao-Johns, our secretary in consideration of $100.00. The shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933. Mr. Johns and Ms. Dumlao-Johns are husband and wife and were furnished with all of the information which is contained in a registration statement and are sophisticated investors. No commission was paid to anyone in connection with the sale of shares to Mr. Johns and Ms. Dumlao-Johns.

Jon Cerrito, a friend of our president, Christopher Johns allows us to use approximately 144 square feet of commercial office space for our operations. Jon Cerrito does not charge us for the use of the space.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to May 31, 2007, included in this prospectus have been audited by Ronald N. Silberstein, C.P.A., P.L.L.C., 30201 Orchard Lake Road, Suite 150, Farmington HIlls, Michigan 48334, as set forth in its report included in this prospectus. Its report is given upon its authority as an expert in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is May 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Certified Public Accountants.

Audited financial statements for May 2, 2007 (inception) to May 31, 2007 immediately follow:

RONALD N. SILBERSTEIN, C.P.A., P.L.L.C.
30201 ORCHARD LAKE ROAD, SUITE 150
FARMINGTON HILLS, MICHIGAN 48334
TEL: (248) 330-6226 * FAX: (248) 479-0578
www.ronscpa.com
____________________________________________

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
SupportSave Solutions, Inc.
Troy, Michigan

We have audited the accompanying balance sheet of SupportSave Solutions, Inc. as of May 31, 2007, and the related statements of operations, stockholders' equity, and cash flows for May 2, 2007 (date of inception) through May 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over  financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SupportSave Solutions, Inc. as of May 31, 2007, and the results of its operations and cash flows for the period from May 2, 2007 (date of inception) through May 31, 2007, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has limited working capital, and has not yet received revenue from sales of its products and services, and has not yet commenced business operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are described in Note 5. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RONALD N. SILBERSTEIN, CPA, PLLC
Ronald N. Silberstein, CPA, PLLC
Farmington Hills, Michigan
June 14, 2007

SUPPORTSAVE SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
As of May 31, 2007

ASSETS

Current Assets
Cash	$122,675
Stock subscriptions receivable	7,415
Prepaid expenses	2,100

TOTAL ASSETS	$132,190

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accrued expenses	$5,000
Loan payable - officer	17,900
Total Liabilities	22,900

Stockholders' Equity
Common stock, $.00001 par value, 100,000,000 shares authorized, 11,307,603 shares issued and outstanding	113
Preferred stock, $.00001 par value, 100,000,000 shares authorized, shares issued and outstanding	-0-
Additional paid-in capital	130,762
Deficit accumulated in the development stage	(21,585)
Total Stockholders' Equity	109,290

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$132,190

See accompanying notes to financial statements.

SUPPORTSAVE SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
Period from May 2, 2007(Inception) to May 31, 2007

Revenues	$-0-

General and Administrative Expenses	21,585

Net Loss	$(21,585)

Net loss per share:
Basic and diluted	$(0.00)

Weighted average shares outstanding:
Basic and diluted	10,233,306

See accompanying notes to financial statements.

SUPPORTSAVE SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
Period from May 2, 2007(Inception) to May 31, 2007

	Preferred stock		Common stock		Additional paid-in capital	(Deficit) accumulated during the development stage	Stockholders' equity
	Shares	Amount	Shares	Amount

BALANCE AT INCEPTION	-	$-	-	$-	$-	$-	$-
Issuance of common stock at $0.0001	-	-	11,307,603	113	130,762	-	130,875
Net loss	-	-	-	-	-	(21,585)	(21,585)
BALANCE AT MAY 31, 2007	-	$-	11,307,603	$113	$130,762	$(21,585)	$109,290

See accompanying notes to financial statements.

SUPPORTSAVE SOLUTIONS, INC.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
Period from May 2, 2007(Inception) to May 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(21,585)
Change in non-cash working capital items Stock subscriptions receivable	(7,415)
Prepaid expenses	(2,100)
Accrued expenses	5,000
CASH FLOWS USED BY OPERATING ACTIVITIES	$(26,100)
CASH FLOWS FROM FINANCING ACTIVITIES
Sales of common stock	130,875
Proceeds from officer loans	17,900
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	148,775
NET INCREASE IN CASH	122,675

CASH, BEGINNING OF PERIOD	-0-
CASH, END OF PERIOD	$122,675

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-0-
Income taxes paid	$-0-

See accompanying notes to financial statements.

SUPPORTSAVE SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
May 31, 2007

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of Business
SupportSave Solutions, Inc. ("SupportSave") is a development stage company and was incorporated in Nevada on May 2, 2007. The Company plans to provide offshore business process outsourcing, or BPO, services from outsourcing centers in the Philippines. SupportSave operates out of administrative office space in Troy, Michigan provided by a friend of an officer of the Company. The facilities are provided at no charge. There can be no assurances that the facilities will continue to be provided at no charge in the future.

Development Stage Company
 The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards No. 7 "Accounting and Reporting by Development-Stage Enterprises". A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Cash and Cash Equivalents
 SupportSave considers all highly liquid investments with maturities of three months or less to be cash equivalents. At May 31, 2007 the Company had $122,675 of cash.

Fair Value of Financial Instruments
 SupportSave's financial instruments will consist of cash and cash equivalents. The carrying amount of these financial instruments will approximate fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes
 Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. As the Company was incorporated on the date of the attached financial statement and had not yet commenced operations, there is not yet a deferred tax asset or liability.

SUPPORTSAVE SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
 May 31, 2007

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (continued)

Use of Estimates
 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements
 SupportSave does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flow.

NOTE 2 - PREPAID EXPENSES

Prepaid expenses at May 31, 2007 consisted of an advance retainer paid to the Company's independent auditor for services to be rendered for periods after the balance sheet date.

NOTE 3 - ACCRUED EXPENSES

Accrued expenses at May 31, 2007 consisted of amounts owed for legal services rendered prior to the balance sheet date.

NOTE 4 - LOAN PAYABLE- OFFICER

The Company borrowed $14,900 from an officer and shareholder on May 2, 2007. The note is non-interest bearing, due on demand, and is unsecured.

NOTE 5 - LIQUIDITY AND GOING CONCERN

SupportSave has limited working capital, has not yet received revenues from sales of products or services, and has not yet commenced business operations. These factors create substantial doubt about the Company' s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of SupportSave to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations. Management's plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

Until _______________, 2007, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Form SB-2 registration statement.
2.	Article X of the Bylaws of the company, filed as Exhibit 3.2 to our Form SB-2 registration statement.
3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$4.02
Printing Expenses	$1,000.00
Accounting/Administrative Fees and Expenses	$12,995.98
Blue Sky Fees/Expenses	$0.00
Legal Fees/ Expenses	$15,000.00
Escrow fees/Expenses	$0.00
Transfer Agent Fees	$1,000.00
Miscellaneous Expenses	$0.00
TOTAL	$30,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

a)

In May 2007, we issued 10,000,000,000 shares of common stock to Mr. Christopher S. Johns and Aina Mae Dumlao-Johns, husband and wife in consideration of $0.00001 per share or a total of $100.00. The shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933. All parties were sophisticated investors and were given the same information that could be found in Part I of a Form SB-2 registration statement. No form of general advertising was used by us and no commission was paid to anyone in connection with the sale of the securities.

b)

In June 2007, we issued 977,903 shares of common stock to 59 individuals in consideration of $0.10 per share or a total of $97,790.30 We issued the foregoing 977,903 shares of common stock as restricted securities pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons.

c)

In June 2007 we completed a private placement of 329,700 shares of common stock to 26investors in consideration of $32,970.00. The shares were issued as restricted securities pursuant to the exemption from registration contained in Regulation 506 of the Securities Act of 1933 in that a Form D was filed with the Securities and Exchange Commission; an offering memorandum was delivered to each purchaser; each purchaser was solicited by Christopher S. Johns, our president; each purchaser executed a subscription agreement; and, each purchaser had a preexisting relationship with us. To our knowledge there are no connections, relationships or arrangements between them and any other entities other than as described herein.

ITEM 27. EXHIBITS.

The following exhibits are filed with this Form SB-2 registration statement:

Exhibit No.	Document Description

3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate
5.1	Opinion of Conrad C. Lysiak, Attorney at Law
23.1	Consent of Ronald N. Silberstein, C.P.A., P.L.L.C.
23.2	Consent of Conrad C. Lysiak, Attorney at Law

ITEM 28. UNDERTAKINGS.

We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

	(iii)	To include any additional or changed material information on the plan of distribution.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5)	For determining any liability under the Securities Act of 1933:

(i)

we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(ii)

we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)

we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cebu City, Philippines, on this 18TH day of June 2007.

SUPPORTSAVE SOLUTIONS, INC.

BY:	CHRISTOPHER S. JOHNS
Christopher S. Johns, President and Principal
Executive Officer.

BY:	MARIE SAYCON TAGOC
Marie Saycon Tagoc, Treasurer, Principal
Financial Officer and Principal Accounting
Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Christopher S. Johns, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

CHRISTOPHER S. JOHNS	President, Principal Executive Officer, and a	June 18, 2007
Christopher S. Johns	member of the Board of Directors

AINA MAE DUMLAO-JOHNS	Secretary and a member of the Board of Directors	June 18, 2007
Aina Mae Dumlao-Johns